UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2017

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

201 Route 17 North 2nd Floor, Rutherford, New Jersey 07070

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2017, Cancer Genetics, Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreement”) with certain institutional and accredited investors for the sale by the Company of 3,500,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase 3,500,000 shares of Common Stock (the “Warrants”), at a purchase price of $2.00 per Common Share and related Warrant. The aggregate gross proceeds from the sale of the Common Shares and Warrants will be $7.0 million. Subject to certain ownership limitations, the Warrants will be initially exercisable commencing six months from the issuance date and ending 18 months from the issuance date, at an exercise price equal to $2.35 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The closing of the sales of these securities under the Purchase Agreement is expected to occur on or about December 12, 2017.

The net proceeds to the Company from the offering, after deducting the placement agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants, are expected to be approximately $6.4 million. The Company intends to use the net proceeds from the offering for general corporate purposes.

The Common Shares, the Warrants and the shares issuable upon exercise of the Warrants (the “Warrant Shares”) were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2017 and subsequently declared effective on June 5, 2017 (File No. 333-218229) (the “Registration Statement”), and the base prospectus dated as of June 5, 2017 contained therein. The Company will file a prospectus supplement and the accompanying base prospectus with the SEC in connection with the sale of the Common Shares, the Warrants, the Warrant Shares, the Wainwright Warrants (as defined below) and the shares of Common Stock issuable upon the exercise of the Wainwright Warrants.

The representations, warranties and covenants contained in the Purchase Agreement were made for the benefit of the parties to the Purchase Agreement. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Company also entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the issuance and sale of the Common Shares and Warrants. The Company has agreed to pay Wainwright an aggregate fee equal to 7% of the gross proceeds received by the Company from the sale of the securities in the offering. Pursuant to the Engagement Letter, the Company also agreed to grant to Wainwright or its designees warrants to purchase up to 5% of the aggregate number of shares sold in the offering (the “Wainwright Warrants”). The Engagement Letter has a twelve month tail period, indemnity and other customary provisions for transactions of this nature. The Wainwright Warrants have substantially the same terms as the Warrants, except that the Wainwright Warrants have an exercise price equal to $2.50. The

Company will also pay Wainwright $50,000 for non-accountable expenses plus reimbursement of up to $10,000 for the actual out-of-pocket cost of a clearing agent.

The forms of the Purchase Agreement and the Warrant, as well as the Engagement Letter are filed as Exhibits 10.1, 4.1 and 10.2, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 8, 2017, the Company issued a press release regarding the transactions described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Items 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the United States Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	4.1	Form of Warrant Agreement of Cancer Genetics, Inc.
	5.1	Opinion of Lowenstein Sandler LLP
	10.1	Form of Securities Purchase Agreement, dated December 8, 2017, by and between Cancer Genetics, Inc. and various purchasers named therein
	10.2	Engagement Letter between Cancer Genetics, Inc. and H.C. Wainwright & Co., LLC, dated as of December 3, 2017
	23.1	Consent of Lowenstein Sandler LLP (included in the opinion of Lowenstein Sandler LLP as Exhibit 5.1)
	99.1	Press Release, dated December 8, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

	By:	/s/ John A. Roberts
	Name:	John A. Roberts
	Title:	Chief Operating Officer and Executive Vice President, Finance

Date: December 8, 2017